Exhibit 99.1

CONTACT:	Janet Prensky
Aigner Associates
617/254-9500
jprensky@aignerassoc.com

For Immediate Release/March 31, 2005

IPARTY ENTERS INTO TWO-YEAR SPONSORSHIP
AGREEMENT WITH THE BOSTON RED SOX

New England’s largest party retailer now the Red Sox’ “official party supply store”

Boston, MA – The Boston Red Sox and iParty today announced a two-year sponsorship agreement whereby the region’s pre-eminent party retailer will become the “official party supply store” of the World Champion Boston Red Sox.  The announcement was made by Red Sox Chief Operating Officer Mike Dee and iParty CEO Sal Perisano.  Says Perisano, “iParty is proud to be in business with The Boston Red Sox.  Since our stores dominate the primary trade area of the Red Sox and since we are all in the business of celebration, we see this as a perfect match.”

“As we accelerate the growth of our company, a visible sponsorship such as this broadens our reach to now include the husbands and children of those moms we’ve been targeting in our advertising,” Perisano added.

Under the agreement, iParty will become the presenting sponsor of the Red Sox’   Fenway Park Birthday Program.  This program allows birthday celebrants (and their families/friends) to purchase a limited amount of ticket packages for a game at Fenway as well as to receive food and beverage for everyone in the party.  iParty will add a complimentary gift for each participant as well.  A happy birthday wish for the celebrants, sponsored by iParty, will be delivered on the main electronic scoreboard.

As part of the agreement, iParty will run several other Red Sox related promotions in its stores and construct an iParty Zone on designated home game

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dates throughout the season. All promotions will be supported by announcements on Red Sox television and radio broadcasts.  iParty will also have a full page ad in all Red Sox program books over the two year period.

Headquartered in Dedham, Massachusetts, iParty Corp. (AMEX: IPT - news) is a party goods retailer which operates 45 iParty retail stores and licenses the operation of an Internet site for party goods and party planning at www.iparty.com.  iParty’s aim is to make throwing a successful event both stress-free and fun.  With over 20,000 party supplies and costumes and an online party magazine and party-related content, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource with a definitive assortment of products to customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues, and, of course, Halloween.  iParty offers reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion.  Please visit our site at www.iparty.com.

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